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                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our audit report dated May 7, 1999, on the financial statements of Worldbid Corporation (the "Company") for the period ended April 30, 1999 in the Company's amended Form 10-SB registration statement to be filed with the United States Securities and Exchange Commission. We also consent to the application of such report to the financial information in the amended Form 10-SB, when such financial information is read in conjunction with the financial statements referred to in our report.


\s\ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
September 16, 1999